Exhibit (a)(5)(E)

Press Contact:
Barry Holt
203-517-3110
Barry.Holt@isg-one.com

Investor Contact:
David Berger
203-517-3104
David.Berger@isg-one.com

ISG Announces Final Results of its Tender Offer

ISG acquires 2,323,879 shares at $4.00 per share

STAMFORD, Conn., April 13, 2016 — Information Services Group, Inc. (“ISG” or the “Company”) (NASDAQ: III), a leading technology insights, market intelligence and advisory services company, today announced the final results of its modified “Dutch Auction” tender offer, which expired at 5:00 p.m., New York City time, on Thursday, April 7, 2016.

Based on the final count by the depositary for the tender offer, ISG accepted for payment an aggregate of 2,323,879 shares of its common stock, $0.001 par value per share, at a purchase price of $4.00 per share for an aggregate purchase price of approximately $9.3 million. These shares represent approximately six percent of the shares issued and outstanding as of March 10, 2016, the date of commencement of the tender offer. The depositary will promptly pay for the shares accepted for purchase.

The tender offer was made pursuant to an Offer to Purchase dated March 10, 2016 and the related Letter of Transmittal, by which the Company offered to purchase up to $12.0 million of its common stock at a price per share not less than $3.30 and not greater than $4.00.

Merrill Lynch, Pierce, Fenner & Smith Incorporated was the dealer manager for the tender offer.  The information agent for the tender offer was Innisfree M&A Incorporated and the depositary for the tender offer was Continental Stock Transfer & Trust Company.  Any questions with regard to the tender offer may be directed to the information agent toll-free from the U.S. and Canada at (888) 750-5834 and from other locations at (412) 232-3651.

About Information Services Group

Information Services Group (ISG) (NASDAQ: III) is a leading technology insights, market intelligence and advisory services company, serving more than 500 clients around the world to help them achieve operational excellence. ISG supports private and public sector organizations to transform and optimize their operational environments through research, benchmarking, consulting and managed services, with a focus on information technology, business process transformation, program management services and enterprise resource planning. Clients look to ISG for unique insights and innovative solutions for leveraging technology, the deepest data source in the industry, and more than five decades of experience and global leadership in information and advisory services. Based in Stamford, Conn., the company has more than 1,000 employees and operates in 21 countries.

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Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements”. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries including without limitation: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) general political and social conditions such as war, political unrest and terrorism; (9) healthcare and benefit cost management; (10) ability to protect ISG and its subsidiaries’ intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; (12) ability to successfully consummate or integrate strategic acquisitions; (13) engagements may be terminated, delayed or reduced in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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